Exhibit 99.1

For Immediate Release	Symbol: POT
October 23, 2014
Listed: TSX, NYSE

PotashCorp Reports Third-Quarter Earnings of $0.38 per Share

Key Highlights

•	Earnings of $0.38 per share[1] for third-quarter 2014; nine-month total of $1.33 per share

•	Third-quarter cash provided by operating activities of $574 million

•	Higher potash sales volumes for both the quarter and first nine months

•	Improved potash realizations (up $18 per tonne from second-quarter 2014)

•	Record nine-month nitrogen gross margin of $776 million

•	Full-year guidance now $1.75-$1.85 per share; previous range $1.70-$1.90 per share

Saskatoon, Saskatchewan – Potash Corporation of Saskatchewan Inc. (PotashCorp) reported third-quarter earnings of $0.38 per share ($317 million), bringing our total for the first nine months of 2014 to $1.33 per share ($1.1 billion). Although potash and nitrogen performance improved over last year’s third quarter, higher tax expenses and weaker contributions from offshore equity investments weighed on results. On a comparative basis, both the quarterly and nine-month amounts trailed last year’s totals of $0.41 per share ($356 million) and $1.77 per share ($1.6 billion), respectively.

Gross margin increased to $589 million, significantly exceeding the $484 million generated during third-quarter 2013. For the first nine months, gross margin of $1.9 billion trailed the $2.3 billion earned in the same period last year – largely the result of lower potash prices and weaker phosphate performance.

Cash from operating activities for both the quarter ($574 million) and first nine months ($1.9 billion) were below last year’s comparative period amounts ($616 million and $2.6 billion). With declining capital expenditures, free cash flow2 for both periods surpassed 2013 totals.

Lower contributions from our offshore investments were the result of reduced potash earnings at these companies. Our investments in Arab Potash Company (APC) in Jordan, Israel Chemicals Ltd. (ICL) in Israel

and Sociedad Quimica y Minera de Chile S.A. (SQM) in Chile contributed $24 million to our third-quarter earnings and brought the nine-month total to $179 million. These amounts were well below the 2013 comparative period totals of $85 million and $251 million, respectively – with the nine-month total including a dividend from Sinofert Holdings Limited (Sinofert) in China. The market value of our investments in all four of these publicly traded companies equated to approximately $4 billion, or $5 per PotashCorp share, at market close on October 22, 2014.

“We continue to see encouraging signs in each of our major potash markets with a renewal of demand translating into higher sales volumes,” said PotashCorp President and Chief Executive Officer Jochen Tilk. “Furthermore, we experienced another quarter of improved potash pricing trends, which strengthened our earnings. Combined with internal efforts to optimize our operations, these positive developments mark important steps toward a stronger performance for our company.”

Market Conditions

Unlike 2013, when global potash demand stalled due to market uncertainty, this year’s third quarter saw all key markets engaged. This shift was most significant offshore, with greater demand in Asian and Latin American markets leading to higher shipments from North American producers. Purchasing activity in North America remained healthy as dealers worked to position product in advance of anticipated fall requirements.

Global potash shipments through the first nine months of 2014 were at all-time highs. During the third quarter, typical maintenance downtime further tightened market fundamentals and resulted in prices moving higher in all major spot markets.

In nitrogen, strong global demand and supply constraints in key exporting countries led to higher prices for ammonia. Improved fundamentals contributed to higher prices for urea and UAN products compared to the prior year, although greater supply availability in urea caused prices to show signs of seasonal softness as the quarter came to a close. Similarly, phosphate prices for third-quarter 2014 were stronger relative to the previous year, given healthier demand and the influence of higher input and production costs.

Potash

Increased sales volumes raised our third-quarter potash gross margin to $295 million, above the $228 million earned in 2013’s same period. Given that realized prices were higher through the first six months of 2013, our nine-month gross margin total of $990 million trailed the $1.3 billion earned during the comparative period last year.

Our sales volumes continued to outpace prior-year levels, with total shipments of 2.0 million tonnes for the quarter and 6.8 million tonnes for the first nine months exceeding the comparative periods by 29 percent and 8 percent, respectively. For the quarter, the rebound was most pronounced offshore where sales volumes were up 45 percent as the comparative period in 2013 saw significantly more volatility and uncertainty there than in the North American market. The majority of Canpotex3 shipments were to Other Asian countries (38 percent) and Latin America (32 percent), while India and China accounted for 14 percent and 9 percent respectively. In North America, sales volumes increased 9 percent from last year’s comparative period as customers took deliveries in anticipation of strong farmer demand to replenish crop nutrients following an expected record harvest.

Our average realized potash price for the quarter was $281 per tonne, trailing the $307 per tonne realized in last year’s third quarter. This decrease was the result of lower offshore prices as the sharp decline through the final half of 2013 had yet to be fully reflected in prior-period results. A greater proportion of sales to lower-priced offshore markets also had a negative impact.

Improved operational efficiencies from our workforce realignment, as well as higher production levels and a weaker Canadian dollar, contributed to lower per-tonne cost of goods sold. While costs reflected the usual seasonal increase due to our maintenance turnarounds, they improved by $28 per tonne relative to the comparative period in 2013 and $16 per tonne through the first nine months of 2014.

Nitrogen

In nitrogen, higher sales volumes and strong price realizations raised gross margin for the quarter to $233 million. This surpassed the $178 million generated during the same period last year, raising our total for the first nine months of 2014 to $776 million – the highest in our history.

Improved production levels across all nitrogen facilities more than offset losses from gas curtailments in Trinidad and raised third-quarter sales volumes to 1.5 million tonnes, 8 percent above third-quarter 2013. Nine-month totals reached 4.8 million tonnes, exceeding the comparable period last year by 10 percent.

With key benchmark pricing at higher levels, our average realized price for this year’s third quarter ($356 per tonne) increased 6 percent relative to the same period in 2013.

Cost of goods sold for the quarter was $209 per tonne, relatively flat compared to the same period last year, as efficiencies from increased production more than offset higher natural gas costs.

Phosphate

In phosphate, third-quarter and nine-month gross margin totals of $61 million and $135 million trailed the $78 million and $260 million earned during the respective periods in 2013. Reduced production and increased costs (including approximately $20 million in notable charges during this year’s third quarter) weighed on our results in this nutrient.

The closure in July of our Suwannee River chemical plant, combined with mechanical challenges at our White Springs facility, constrained the number of tonnes available for sale. Our total third-quarter sales volumes were 0.7 million tonnes, 21 percent below the comparative period total in 2013, with production largely shifting away from certain lower-margin fertilizer products. For the first nine months, sales volumes of 2.3 million tonnes were below the 2.7 million tonnes sold in 2013.

Our average realized phosphate price for third-quarter 2014 was $517 per tonne, exceeding the $467 per tonne in last year’s same period. This increase was largely due to a greater proportion of our production being allocated to higher-netback feed and industrial products, in addition to improved prices for our fertilizer products because of better market fundamentals.

Third-quarter cost of goods sold of $437 per tonne was higher than the $384 per tonne during 2013’s same period. Lower production levels coupled with unfavorable adjustments to asset retirement obligations ($4 million), higher water treatment costs due to excessive rainfall ($8 million) and accelerated depreciation charges related to the closure of Suwannee River ($5 million) were the primary factors.

Financial

Provincial mining and other taxes for the quarter totaled $52 million, well above the $10 million recorded in third-quarter 2013, which reflected significant adjustments to forecasted annual potash production tax accruals given the rapidly changing market environment.

With a higher effective tax rate related to different income weightings between jurisdictions and certain discrete tax adjustments, the $156 million income tax expense for the quarter significantly exceeded the $116 million recognized in 2013’s comparable period.

Market Outlook

As we move into the fourth quarter, we continue to see strong customer engagement in all key potash markets. We anticipate global shipments will surpass the upper end of our previous guidance, and now forecast totals for 2014 to be in the range of 58-60 million tonnes. While recent weakness in crop prices is expected to result in some reduction to global crop acreage, we believe potash remains an affordable and necessary investment for growers as they look to offset lower prices by enhancing yields.

In North America, the fall application season is underway and product demand remains strong. Given what we believe are especially low potash inventories throughout the North American supply chain, distributors are actively positioning product in advance of anticipated needs. Even though dealers are taking these steps, we forecast that sales volumes will slow through the fourth quarter, with the majority of PotashCorp’s shipments fulfilling previously committed summer-fill tonnes.

In Latin America, product for the key planting season is now largely in place and we believe buyers have shifted their focus to Safrinha crop requirements. Although customers continue to secure potash tonnage, we expect shipments to this region will begin to reflect the typical seasonal slowdown as the end of the year approaches. Even with this expected slowdown, we believe annual Latin American demand will again establish a record.

In both China and India we have seen encouraging potash consumption trends, including increased demand for compound fertilizers with higher potassium content. Canpotex continues to deliver product to both markets under previous commitments and we anticipate shipments will remain strong during the final quarter of 2014.

Potash demand in Other Asian countries (outside of China and India) remains healthy. Stronger demand for standard product through the second half of 2014 has translated into higher transacted prices in recent tenders and is expected to be reflected in our realized prices in early 2015.

Financial Outlook

As a result of these market conditions, we have increased our estimate for potash annual sales volumes to 9.0-9.2 million tonnes. Fourth-quarter shipments are expected to be heavily weighted towards offshore contract markets and to result in lower average realizations. We now anticipate potash gross margin will approximate $1.3-$1.4 billion.

We expect robust nitrogen fundamentals, especially for ammonia, will continue through the balance of the year. While gas supply restrictions at our Trinidad facility are now anticipated to exceed our previous estimates, sales volumes are expected to outpace previous-year levels and result in record nitrogen gross margin in 2014. In phosphate, we anticipate relatively stable markets through the balance of the year. Our sales volumes are expected to remain below those of fourth-quarter 2013 with the closure of our Suwannee River chemical plant. Given these considerations, we now forecast our 2014 combined nitrogen and phosphate gross margin will be in the range of $1.2-$1.3 billion.

We have revised our annual estimate for income from offshore investments to a range of $205-$215 million to better align with projected earnings and associated tax changes in Chile and Israel. The Chilean tax change is also expected to impact our annual effective tax rate, which is now anticipated to be in the range of 27-29 percent.

Based on these factors, we now expect our annual earnings range to be $1.75-$1.85 per share. Other guidance numbers remain unchanged and are outlined in the table below along with those noted above.

2014 Annual Guidance
Potash sales volumes	9.0-9.2 million tonnes
Potash gross margin	$1.3-$1.4 billion
Nitrogen and phosphate gross margin	$1.2-$1.3 billion
Capital expenditures	~$1.1 billion
Effective tax rate	27-29 percent
Provincial mining and other taxes*	16-18 percent
Selling and administrative expenses	$235-$245 million
Finance costs	$175-$185 million
Income from offshore investments**	$205-$215 million
Earnings per share	$1.75-$1.85

*	As a percentage of potash gross margin
**	Includes income from dividends and share of equity earnings

Conclusion

“The potash market has exhibited strong growth this year, challenging global supply and logistics,” said Tilk. “We are working to ensure we have the flexibility to respond to potash demand in 2015 – which we expect to be another strong year. As we look ahead, our management team is focused on enhancing the position and potential of PotashCorp for the many stakeholders depending on our ongoing success.”

Notes

1. All references to per-share amounts pertain to diluted net income per share.

2. See reconciliation and description of non-IFRS measures in the attached section titled “Selected Non-IFRS Financial Measures and Reconciliations.”

3. Canpotex Limited (Canpotex), the offshore marketing company for Saskatchewan potash producers.

PotashCorp is the world’s largest crop nutrient company and plays an integral role in global food production. The company produces the three essential nutrients required to help farmers grow healthier, more abundant crops. With the global population rising and diets improving in developing countries, these nutrients offer a responsible and practical solution to meeting the long-term demand for food. PotashCorp is the largest producer, by capacity, of potash and one of the largest producers of nitrogen and phosphate. While agriculture is its primary market, the company also produces products for animal nutrition and industrial uses. Common shares of Potash Corporation of Saskatchewan Inc. are listed on the Toronto Stock Exchange and the New York Stock Exchange.

For further information please contact:

Investors Denita Stann Vice President, Investor and Public Relations Phone: (306) 933-8521 Fax: (306) 933-8844 Email: ir@potashcorp.com	Media Bill Johnson Senior Director, Public Affairs Phone: (306) 933-8849 Fax: (306) 933-8844 Email: pr@potashcorp.com

Website:    www.potashcorp.com

This release contains forward-looking statements or forward-looking information (forward-looking statements). These statements can be identified by expressions of belief, expectation or intention, as well as those statements that are not historical fact. These statements often contain words such as “should”, “could”, “expect”, “may”, “anticipate”, “believe”, “intend”, “estimates”, “plans” and similar expressions. These statements are based on certain factors and assumptions including with respect to: foreign exchange rates, expected growth, results of operations, performance, business prospects and opportunities and effective tax rates. While the company considers these factors and assumptions to be reasonable based on information currently available, they may prove to be incorrect. Forward-looking statements are subject to risks and uncertainties that are difficult to predict. The results or events set forth in forward-looking statements may differ materially from actual results or events. Several factors could cause actual results or events to differ materially from those expressed in the forward-looking statements, including, but not limited to, the following: variations from our assumptions with respect to foreign exchange rates, expected growth, results of operations, performance, business prospects and opportunities and effective tax rates; risks and uncertainties related to operating and workforce changes made in response to our industry and the markets we serve; changes in competitive pressures, including pricing pressures; risks and uncertainties related to our international operations and assets; fluctuations in supply and demand in the fertilizer, sulfur, transportation and petrochemical markets; costs and availability of transportation and distribution for our raw materials and products, including railcars and ocean freight; adverse or uncertain economic conditions and changes in credit and financial markets; the results of sales contract negotiations within major markets; unexpected geological or environmental conditions, including water inflows; economic and political uncertainty around the world; risks associated with natural gas and other hedging activities; changes in capital markets; unexpected or adverse weather conditions; changes in currency and exchange rates; imprecision in reserve estimates; adverse developments in new and pending legal proceedings or government investigations; acquisitions we may undertake; increases in the price or reduced availability of the raw materials that we use; strikes or other forms of work stoppage or slowdowns; timing and impact of capital expenditures; rates of return on, and the risks associated with, our investments and capital expenditures; changes in, and the effects of, government policies and regulations; security risks related to our information technology systems; risks related to reputational loss; and earnings and the decisions of taxing authorities which could affect our effective tax rates. Additional risks and uncertainties can be found in our Form 10-K for the fiscal year ended December 31, 2013 under the captions “Forward-Looking Statements” and “Item 1A – Risk Factors” and in our other filings with the US Securities and Exchange Commission and the Canadian provincial securities commissions. Forward-looking statements are given only as at the date of this release and the company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

PotashCorp will host a Conference Call on Thursday October 23, 2014 at 1:00 pm Eastern Time.

Telephone Conference:		Dial-in numbers:
	-	From Canada and the US:	1-877-881-1303
	-	From Elsewhere:	1-412-902-6719

Live Webcast:		Visit www.potashcorp.com
Webcast participants can submit questions to management online from their audio player pop-up window.

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Financial Position

(in millions of US dollars except share amounts)

(unaudited)

	September 30,	December 31,
As at	2014	2013

Assets
Current assets
Cash and cash equivalents	$152	$628
Receivables	820	752
Inventories	690	728
Prepaid expenses and other current assets	58	81
	1,720	2,189
Non-current assets
Property, plant and equipment	12,428	12,233
Investments in equity-accounted investees	1,230	1,276
Available-for-sale investments (Note 2)	1,490	1,722
Other assets	351	401
Intangible assets	142	137
Total Assets	$17,361	$17,958

Liabilities
Current liabilities
Short-term debt and current portion of long-term debt (Note 3)	$980	$967
Payables and accrued charges	948	1,104
Current portion of derivative instrument liabilities	49	42
	1,977	2,113
Non-current liabilities
Long-term debt (Note 3)	3,212	2,970
Derivative instrument liabilities	107	129
Deferred income tax liabilities	2,150	2,013
Pension and other post-retirement benefit liabilities	422	410
Asset retirement obligations and accrued environmental costs	608	557
Other non-current liabilities and deferred credits	125	138
Total Liabilities	8,601	8,330

Shareholders’ Equity
Share capital	1,620	1,600
Unlimited authorization of common shares without par value; issued and outstanding 829,695,745 and 856,116,325 at September 30, 2014 and December 31, 2013, respectively
Contributed surplus	229	219
Accumulated other comprehensive income	495	673
Retained earnings	6,416	7,136
Total Shareholders’ Equity	8,760	9,628
Total Liabilities and Shareholders’ Equity	$17,361	$17,958

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Income

(in millions of US dollars except per-share and share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2014	2013	2014	2013

Sales (Note 4)	$ 1,641	$ 1,520	$ 5,213	$ 5,764
Freight, transportation and distribution	(141)	(139)	(465)	(435)
Cost of goods sold	(911)	(897)	(2,847)	(2,999)
Gross Margin	589	484	1,901	2,330
Selling and administrative expenses	(49)	(48)	(172)	(165)
Provincial mining and other taxes	(52)	(10)	(175)	(154)
Share of earnings of equity-accounted investees	20	57	85	174
Dividend income	7	31	100	85
Impairment of available-for-sale investment (Note 2)	—	—	(38)	—
Other income (expenses)	5	(9)	36	(21)
Operating Income	520	505	1,737	2,249
Finance costs	(47)	(33)	(142)	(107)
Income Before Income Taxes	473	472	1,595	2,142
Income taxes (Note 5)	(156)	(116)	(466)	(587)
Net Income	$ 317	$ 356	$ 1,129	$ 1,555

Net Income per Share
Basic	$ 0.38	$ 0.41	$ 1.34	$ 1.80
Diluted	$ 0.38	$ 0.41	$ 1.33	$ 1.77

Dividends Declared per Share	$ 0.35	$ 0.35	$ 1.05	$ 0.98

Weighted Average Shares Outstanding
Basic	829,506,000	866,108,000	840,837,000	865,707,000
Diluted	835,835,000	874,339,000	847,429,000	876,027,000

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Comprehensive Income

(in millions of US dollars)

(unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
(Net of related income taxes)	2014	2013	2014	2013

Net Income	$317	$356	$1,129	$1,555
Other comprehensive loss
Items that will not be reclassified to net income:
Net actuarial gain on defined benefit plans (1)	—	—	—	150
Items that have been or may be subsequently reclassified to net income:
Available-for-sale investments (2)
Net fair value loss during the period	(229)	(267)	(194)	(737)
Cash flow hedges
Net fair value loss during the period (3)	(6)	—	(7)	—
Reclassification to income of net loss (4)	7	6	20	25
Other	(1)	3	3	1
Other Comprehensive Loss	(229)	(258)	(178)	(561)
Comprehensive Income	$88	$98	$951	$994

(1)	Net of income taxes of $NIL (2013 - $NIL) for the three months ended September 30, 2014 and $NIL (2013 - $(87)) for the nine months ended September 30, 2014.
(2)	Available-for-sale investments are comprised of shares in Israel Chemicals Ltd. and Sinofert Holdings Limited.
(3)	Cash flow hedges are comprised of natural gas derivative instruments and were net of income taxes of $3 (2013 - $NIL) for the three months ended September 30, 2014 and $4 (2013 - $NIL) for the nine months ended September 30, 2014.
(4)	Net of income taxes of $(3) (2013 - $(4)) for the three months ended September 30, 2014 and $(11) (2013 - $(14)) for the nine months ended September 30, 2014.

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statement of Changes in Equity

(in millions of US dollars)

(unaudited)

			Accumulated Other Comprehensive Income
	Share Capital	Contributed Surplus	Net unrealized gain on available- for-sale investments	Net loss on derivatives designated as cash flow hedges	Other	Total Accumulated Other Comprehensive Income	Retained Earnings	Total Equity

Balance - December 31, 2013	$1,600	$219	$780	$(105)	$(2)	$673	$7,136	$9,628
Net income	—	—	—	—	—	—	1,129	1,129
Other comprehensive (loss) income	—	—	(194)	13	3	(178)	—	(178)
Share repurchase	(53)	(2)	—	—	—	—	(976)	(1,031)
Dividends declared	—	—	—	—	—	—	(873)	(873)
Effect of share-based compensation including issuance of common shares	43	12	—	—	—	—	—	55
Shares issued for dividend reinvestment plan	30	—	—	—	—	—	—	30
Balance - September 30, 2014	$1,620	$229	$586	$(92)	$1	$495	$6,416	$8,760

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Cash Flow

(in millions of US dollars)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2014	2013	2014	2013

Operating Activities
Net income	$317	$356	$1,129	$1,555

Adjustments to reconcile net income to cash provided by operating activities
Depreciation and amortization	161	149	519	489
Share-based compensation	3	4	22	25
Net distributed (undistributed) earnings of equity-accounted investees	54	(55)	51	(62)
Impairment of available-for-sale investment (Note 2)	—	—	38	—
Provision for deferred income tax	32	58	142	311
Pension and other post-retirement benefits	2	12	23	(10)
Asset retirement obligations and accrued environmental costs	7	(12)	16	(16)
Other long-term liabilities and miscellaneous	7	6	10	69
Subtotal of adjustments	266	162	821	806

Changes in non-cash operating working capital
Receivables	24	96	(80)	162
Inventories	7	(12)	24	29
Prepaid expenses and other current assets	(6)	(17)	21	(4)
Payables and accrued charges	(34)	31	(14)	8
Subtotal of changes in non-cash operating working capital	(9)	98	(49)	195
Cash provided by operating activities	574	616	1,901	2,556

Investing Activities
Additions to property, plant and equipment	(303)	(360)	(726)	(1,210)
Other assets and intangible assets	(2)	2	(12)	(8)
Cash used in investing activities	(305)	(358)	(738)	(1,218)

Financing Activities
Proceeds from long-term debt obligations	—	—	737	—
Repayment of and finance costs on long-term debt obligations	—	—	(500)	(254)
Proceeds from (repayment of) short-term debt obligations	55	113	14	(256)
Dividends	(281)	(290)	(857)	(700)
Repurchase of common shares	—	(166)	(1,065)	(166)
Issuance of common shares	2	10	32	31
Cash used in financing activities	(224)	(333)	(1,639)	(1,345)
Increase (Decrease) in Cash and Cash Equivalents	45	(75)	(476)	(7)
Cash and Cash Equivalents, Beginning of Period	107	630	628	562
Cash and Cash Equivalents, End of Period	$152	$555	$152	$555

Cash and cash equivalents comprised of:
Cash	$63	$59	$63	$59
Short-term investments	89	496	89	496
	$152	$555	$152	$555

Supplemental cash flow disclosure
Interest paid	$40	$23	$132	$123
Income taxes paid	$122	$6	$292	$113

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three and Nine Months Ended September 30, 2014

(in millions of US dollars except as otherwise noted)

(unaudited)

1. Significant Accounting Policies

With its subsidiaries, Potash Corporation of Saskatchewan Inc. (“PCS”) — together known as “PotashCorp” or “the company” except to the extent the context otherwise requires — forms an integrated fertilizer and related industrial and feed products company. The company’s accounting policies are in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”). The accounting policies and methods of computation used in preparing these unaudited interim condensed consolidated financial statements are consistent with those used in the preparation of the company’s 2013 annual consolidated financial statements.

These unaudited interim condensed consolidated financial statements include the accounts of PCS and its subsidiaries; however, they do not include all disclosures normally provided in annual consolidated financial statements and should be read in conjunction with the company’s 2013 annual consolidated financial statements. Further, while the financial figures included in this preliminary interim results announcement have been computed in accordance with IFRS applicable to interim periods, this announcement does not contain sufficient information to constitute an interim financial report as that term is defined in International Accounting Standard (“IAS”) 34, “Interim Financial Reporting”. The company expects to publish an interim financial report that complies with IAS 34 in its Quarterly Report on Form 10-Q in October 2014.

In management’s opinion, the unaudited interim condensed consolidated financial statements include all adjustments necessary to present fairly such information. Interim results are not necessarily indicative of the results expected for the fiscal year.

2. Available-for-Sale Investments

The company assesses at the end of each reporting period whether there is objective evidence of impairment. A significant or prolonged decline in the fair value of the investment below its cost would be evidence that the asset is impaired. If objective evidence of impairment exists, the impaired amount (i.e., the unrealized loss) is recognized in net income; any subsequent reversals would be recognized in other comprehensive income (“OCI”) and would not flow back into net income. Any subsequent decline in fair value below the carrying amount at the impairment date would represent a further impairment to be recognized in net income.

During 2012, the company concluded its investment in Sinofert Holdings Limited (“Sinofert”) was impaired due to the significance by which fair value was below cost. As a result, an impairment loss of $341 was recognized in net income during 2012. At March 31, 2014, the company concluded its investment in Sinofert was further impaired due to the fair value declining below the carrying amount of $238 at the previous impairment date. As a result, an impairment loss of $38 was recognized in net income during the three months ended March 31, 2014. The fair value was determined through the market value of Sinofert shares on the Hong Kong Stock Exchange.

Changes in fair value, and related accounting, for the company’s investment in Sinofert since December 31, 2013 were as follows:

			Impact of Unrealized Loss on:
	Fair Value	Unrealized Loss	OCI and AOCI	Net Income and Retained Earnings

Balance — December 31, 2013	$254	$(325)	$16	$(341)
Decrease in fair value and recognition of impairment	(54)	(54)	(16)	(38)
Balance — March 31, 2014	$200	$(379)	$—	$(379)
Increase in fair value subsequent to recognition of impairment	10	10	10	—
Balance — June 30, 2014	$210	$(369)	$10	$(379)
Increase in fair value subsequent to recognition of impairment	11	11	11	—
Balance — September 30, 2014	$221	$(358)	$21	$(379)

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three and Nine Months Ended September 30, 2014

(in millions of US dollars except as otherwise noted)

(unaudited)

3. Long-Term Debt

On March 7, 2014, the company closed the issuance of $750 of 3.625 percent senior notes due March 15, 2024. The senior notes were issued under a US shelf registration statement.

On March 7, 2014, the company issued a notice of redemption for all of its outstanding $500 of 5.250 percent senior notes due May 15, 2014. On April 7, 2014, the company completed the redemption of all $500 of the senior notes at a redemption price of 100.497 percent of the principal amount of the notes redeemed plus accrued interest.

During the third quarter of 2014, the company classified as current the $500 aggregate principal amount of 3.750 percent senior notes due September 30, 2015.

4. Segment Information

The company has three reportable operating segments: potash, nitrogen and phosphate. Inter-segment sales are made under terms that approximate market value. The accounting policies of the segments are the same as those described in Note 1.

	Three Months Ended September 30, 2014

	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales - third party	$633	$562	$446	$—	$1,641
Freight, transportation and distribution - third party	(64)	(30)	(47)	—	(141)
Net sales - third party	569	532	399	—
Cost of goods sold - third party	(274)	(314)	(323)	—	(911)
Margin (cost) on inter-segment sales (1)	—	15	(15)	—	—
Gross margin	295	233	61	—	589
Depreciation and amortization in cost of goods sold	(48)	(42)	(66)	—	(156)
Cash flows for additions to property, plant and equipment	138	94	65	6	303
(1) Inter-segment net sales were $25.
	Three Months Ended September 30, 2013

	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales - third party	$539	$493	$488	$—	$1,520
Freight, transportation and distribution - third party	(57)	(26)	(56)	—	(139)
Net sales - third party	482	467	432	—
Cost of goods sold - third party	(254)	(304)	(339)	—	(897)
Margin (cost) on inter-segment sales (1)	—	15	(15)	—	—
Gross margin	228	178	78	—	484
Depreciation and amortization in cost of goods sold	(36)	(41)	(69)	—	(146)
Cash flows for additions to property, plant and equipment	259	40	56	5	360
(1) Inter-segment net sales were $31.
	Nine Months Ended September 30, 2014

	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales - third party	$2,051	$1,799	$1,363	$—	$5,213
Freight, transportation and distribution - third party	(229)	(89)	(147)	—	(465)
Net sales - third party	1,822	1,710	1,216	—
Cost of goods sold - third party	(832)	(979)	(1,036)	—	(2,847)
Margin (cost) on inter-segment sales (1)	—	45	(45)	—	—
Gross margin	990	776	135	—	1,901
Depreciation and amortization in cost of goods sold	(165)	(128)	(234)	—	(527)
Cash flows for additions to property, plant and equipment	365	209	141	11	726

(1)	Inter-segment net sales were $83.

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three and Nine Months Ended September 30, 2014

(in millions of US dollars except as otherwise noted)

(unaudited)

	Nine Months Ended September 30, 2013

	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales - third party	$2,399	$1,781	$1,584	$—	$5,764
Freight, transportation and distribution - third party	(196)	(78)	(161)	—	(435)
Net sales - third party	2,203	1,703	1,423	—
Cost of goods sold - third party	(858)	(1,018)	(1,123)	—	(2,999)
Margin (cost) on inter-segment sales (1)	—	40	(40)	—	—
Gross margin	1,345	725	260	—	2,330
Depreciation and amortization in cost of goods sold	(137)	(121)	(214)	—	(472)
Cash flows for additions to property, plant and equipment	872	112	178	48	1,210

(1)	Inter-segment net sales were $111.

5. Income Taxes

A separate estimated average annual effective tax rate was determined for each taxing jurisdiction and applied individually to the interim period pre-tax income of each jurisdiction.

	Three Months Ended September 30		Nine Months Ended September 30
	2014	2013	2014	2013

Income tax expense	$156	$116	$466	$587
Actual effective tax rate on ordinary earnings	28%	25%	27%	26%
Actual effective tax rate including discrete items	33%	25%	29%	27%
Discrete tax adjustments that impacted the tax rate	$25	$—	$21	$37

Significant items to note include the following:

•	The actual effective tax rate on ordinary earnings for the three and nine months ended September 30, 2014 increased compared to the same periods last year due to different income weightings between jurisdictions.

•	In third-quarter 2014, a deferred tax expense of $11 was recorded as a result of a Chilean income tax rate increase.

•	In first-quarter 2014, a non-tax deductible impairment of the company’s available-for-sale investment in Sinofert was recorded. This increased the actual effective tax rate including discrete items for the nine months ended September 30, 2014 by 1 percent.

•	In the first nine months of 2013, a tax expense of $9 (recovery of $7 in the third quarter) was recorded to adjust the 2012 income tax provision.

•	In second-quarter 2013, a deferred tax expense of $11 was recorded as a result of a Canadian income tax rate increase.

Potash Corporation of Saskatchewan Inc.

Selected Financial Data

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2014	2013	2014	2013

Potash Sales (tonnes - thousands)
Manufactured Product
North America	789	721	2,720	2,349
Offshore	1,221	843	4,126	3,986
Manufactured Product	2,010	1,564	6,846	6,335

Potash Net Sales
(US $ millions)
Sales	$633	$539	$2,051	$2,399
Freight, transportation and distribution	(64)	(57)	(229)	(196)
Net Sales	$569	$482	$1,822	$2,203

Manufactured Product
North America	$272	$240	$866	$923
Offshore	293	240	942	1,271
Other miscellaneous and purchased product	4	2	14	9
Net Sales	$569	$482	$1,822	$2,203

Manufactured Product
Average Realized Sales Price per MT
North America	$344	$333	$318	$393
Offshore	$240	$285	$228	$319
Average	$281	$307	$264	$346
Cost of Goods Sold per MT	$(131)	$(159)	$(117)	$(133)
Gross Margin per MT	$150	$148	$147	$213

Potash Corporation of Saskatchewan Inc.

Selected Financial Data

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2014	2013	2014	2013

Average Natural Gas Cost in Production per MMBtu	$5.49	$4.96	$5.61	$5.58
Nitrogen Sales (tonnes - thousands)
Manufactured Product
Ammonia (1)	528	512	1,776	1,620
Urea	248	218	854	800
Solutions/Nitric acid/Ammonium nitrate	773	700	2,211	1,978
Manufactured Product	1,549	1,430	4,841	4,398

Fertilizer sales tonnes (1)	571	463	1,699	1,361
Industrial/Feed sales tonnes	978	967	3,142	3,037
Manufactured Product	1,549	1,430	4,841	4,398

Nitrogen Net Sales
(US $ millions)
Sales - third party	$562	$493	$1,799	$1,781
Freight, transportation and distribution - third party	(30)	(26)	(89)	(78)
Net sales - third party	532	467	1,710	1,703
Inter-segment net sales	25	31	83	111
Net Sales	$557	$498	$1,793	$1,814

Manufactured Product
Ammonia (2)	$269	$239	$875	$899
Urea	100	82	364	347
Solutions/Nitric acid/Ammonium nitrate	182	158	526	489
Other miscellaneous and purchased product (3)	6	19	28	79
Net Sales	$557	$498	$1,793	$1,814

Fertilizer net sales (2)	$193	$155	$640	$566
Industrial/Feed net sales	357	324	1,125	1,169
Other miscellaneous and purchased product (3)	7	19	28	79
Net Sales	$557	$498	$1,793	$1,814

Manufactured Product
Average Realized Sales Price per MT
Ammonia	$509	$468	$493	$555
Urea	$402	$376	$426	$433
Solutions/Nitric acid/Ammonium nitrate	$236	$226	$238	$247
Average	$356	$335	$365	$395
Fertilizer average price per MT	$339	$335	$377	$416
Industrial/Feed average price per MT	$365	$335	$358	$385
Average	$356	$335	$365	$395
Cost of Goods Sold per MT	$(209)	$(212)	$(207)	$(232)
Gross Margin per MT	$147	$123	$158	$163

(1) Includes inter-segment ammonia sales (tonnes - thousands)	41	57	141	136
(2) Includes inter-segment ammonia net sales	$25	$29	$81	$79
(3) Includes inter-segment other miscellaneous and purchased product net sales	$—	$2	$2	$32

Potash Corporation of Saskatchewan Inc.

Selected Financial Data

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2014	2013	2014	2013

Phosphate Sales (tonnes - thousands)
Manufactured Product
Fertilizer	445	634	1,486	1,859
Feed and Industrial	280	279	862	887
Manufactured Product	725	913	2,348	2,746

Phosphate Net Sales
(US $ millions)
Sales	$446	$488	$1,363	$1,584
Freight, transportation and distribution	(47)	(56)	(147)	(161)
Net Sales	$399	$432	$1,216	$1,423

Manufactured Product
Fertilizer	$201	$250	$656	$835
Feed and Industrial	174	176	526	568
Other miscellaneous and purchased product	24	6	34	20
Net Sales	$399	$432	$1,216	$1,423

Manufactured Product
Average Realized Sales Price per MT
Fertilizer	$452	$395	$441	$449
Feed and Industrial	$621	$631	$610	$640
Average	$517	$467	$503	$511
Cost of Goods Sold per MT	$(437)	$(384)	$(449)	$(420)
Gross Margin per MT	$80	$83	$54	$91

Potash Corporation of Saskatchewan Inc.

Selected Additional Data

(unaudited)

Exchange Rate (Cdn$/US$)

	2014	2013

December 31		1.0636
September 30	1.1208	1.0285
Third-quarter average conversion rate	1.0832	1.0376

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2014	2013	2014	2013

Production
Potash production (KCl Tonnes - thousands)	1,453	1,150	6,169	5,852
Potash shutdown weeks (1)	9	12	14	32
Nitrogen production (N Tonnes - thousands)	787	705	2,450	2,155
Phosphate production (P2O5 Tonnes - thousands)	431	533	1,259	1,553
Phosphate P2O5 operating rate	83%	90%	74%	87%

Shareholders
PotashCorp’s total shareholder return	-8%	-17%	8%	-21%

Customers
Product tonnes involved in customer complaints (thousands)	9	4	24	16

Community
Taxes and royalties ($ millions) (2)	190	83	559	484

Employees
Annualized turnover rate (excluding retirements) (3)	7%	5%	12%	5%

Safety
Total site recordable injury rate (per 200,000 work hours) (4)	1.32	1.35	1.20	1.12

Environment
Environmental incidents (5)	8	3	19	13

	September 30,	December 31,
As at	2014	2013

Number of employees (6)
Potash	2,488	2,912
Nitrogen	796	789
Phosphate	1,361	1,637
Other	417	449
Total	5,062	5,787

(1)	Represents weeks of full production shutdown; excludes the impact of any periods of reduced operating rates and planned routine annual maintenance shutdowns.
(2)	Taxes and royalties = current income tax expense - investment tax credits - realized excess tax benefit related to share-based compensation + potash production tax + resource surcharge + royalties + municipal taxes + other miscellaneous taxes (calculated on an accrual basis).
(3)	Results in 2014 include a portion of the impact of our workforce reduction announced in 2013.
(4)	Total site includes PotashCorp employees, contractors and others on site (as defined in our 2013 Annual Integrated Report).
(5)	Total of reportable quantity releases, permit excursions and provincial reportable spills (as defined in our 2013 Annual Integrated Report).
(6)	Totals as at December 31, 2013 do not fully reflect workforce changes announced in December 2013.

Potash Corporation of Saskatchewan Inc.

Selected Non-IFRS Financial Measures and Reconciliations

(in millions of US dollars except percentage amounts)

(unaudited)

The following information is included for convenience only. Generally, a non-IFRS financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with IFRS. EBITDA, adjusted EBITDA, adjusted EBITDA margin, cash flow prior to working capital changes and free cash flow are not measures of financial performance (nor do they have standardized meanings) under IFRS. In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts.

The company uses both IFRS and certain non-IFRS measures to assess performance. Management believes these non-IFRS measures provide useful supplemental information to investors in order that they may evaluate PotashCorp’s financial performance using the same measures as management. Management believes that, as a result, the investor is afforded greater transparency in assessing the financial performance of the company. These non-IFRS financial measures should not be considered as a substitute for, nor superior to, measures of financial performance prepared in accordance with IFRS.

A.	EBITDA, ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN

Set forth below is a reconciliation of “EBITDA” and “adjusted EBITDA” to net income and “adjusted EBITDA margin” to net income as a percentage of sales, the most directly comparable financial measures calculated and presented in accordance with IFRS.

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2014	2013	2014	2013

Net income	$317	$356	$1,129	$1,555
Finance costs	47	33	142	107
Income taxes	156	116	466	587
Depreciation and amortization	161	149	519	489
EBITDA	$681	$654	$2,256	$2,738
Impairment of available-for-sale investment	—	—	38	—
Adjusted EBITDA	$681	$654	$2,294	$2,738

EBITDA is calculated as net income before finance costs, income taxes and depreciation and amortization. Adjusted EBITDA is calculated as net income before finance costs, income taxes, depreciation and amortization and certain impairment charges. PotashCorp uses EBITDA and adjusted EBITDA as supplemental financial measures of its operational performance. Management believes EBITDA and adjusted EBITDA to be important measures as they exclude the effects of items which primarily reflect the impact of long-term investment and financing decisions, rather than the performance of the company’s day-to-day operations. As compared to net income according to IFRS, these measures are limited in that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the company’s business, or the charges associated with impairments. Management evaluates such items through other financial measures such as capital expenditures and cash flow provided by operating activities. The company believes that these measurements are useful to measure a company’s ability to service debt and to meet other payment obligations or as a valuation measurement.

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2014	2013	2014	2013

Sales	$1,641	$1,520	$5,213	$5,764
Freight, transportation and distribution	(141)	(139)	(465)	(435)
Net sales	$1,500	$1,381	$4,748	$5,329

Net income as a percentage of sales	19%	23%	22%	27%
Adjusted EBITDA margin	45%	47%	48%	51%

Adjusted EBITDA margin is calculated as adjusted EBITDA divided by net sales (sales less freight, transportation and distribution). Management believes comparing EBITDA to net sales earned (net of costs to deliver product) is an important indicator of efficiency. In addition to the limitations given above in using adjusted EBITDA as compared to net income, adjusted EBITDA margin as compared to net income as a percentage of sales is also limited in that freight, transportation and distribution costs are incurred and valued independently of sales; adjusted EBITDA also includes share of earnings of equity-accounted investees whose sales are not included in consolidated sales. Management evaluates these items individually on the consolidated statements of income.

Potash Corporation of Saskatchewan Inc.

Selected Non-IFRS Financial Measures and Reconciliations

(in millions of US dollars)

(unaudited)

B.	CASH FLOW

Set forth below is a reconciliation of “cash flow prior to working capital changes” and “free cash flow” to cash provided by operating activities, the most directly comparable financial measure calculated and presented in accordance with IFRS.

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2014	2013	2014	2013

Cash flow prior to working capital changes	$583	$518	$1,950	$2,361
Changes in non-cash operating working capital
Receivables	24	96	(80)	162
Inventories	7	(12)	24	29
Prepaid expenses and other current assets	(6)	(17)	21	(4)
Payables and accrued charges	(34)	31	(14)	8
Changes in non-cash operating working capital	(9)	98	(49)	195
Cash provided by operating activities	$574	$616	$1,901	$2,556
Additions to property, plant and equipment	(303)	(360)	(726)	(1,210)
Other assets and intangible assets	(2)	2	(12)	(8)
Changes in non-cash operating working capital	9	(98)	49	(195)
Free cash flow	$278	$160	$1,212	$1,143

Management uses cash flow prior to working capital changes as a supplemental financial measure in its evaluation of liquidity. Management believes that adjusting principally for the swings in non-cash working capital items due to seasonality or other timing issues assists management in making long-term liquidity assessments. The company also believes that this measurement is useful as a measure of liquidity or as a valuation measurement.

The company uses free cash flow as a supplemental financial measure in its evaluation of liquidity and financial strength. Management believes that adjusting principally for the swings in non-cash operating working capital items due to seasonality or other timing issues, additions to property, plant and equipment, and changes to other assets assists management in the long-term assessment of liquidity and financial strength. Management also believes that this measurement is useful as an indicator of its ability to service its debt, meet other payment obligations and make strategic investments. Readers should be aware that free cash flow does not represent residual cash flow available for discretionary expenditures.